Exhibit 8.2

1935124/21/SCCM/MWLM	4 March, 2024

Green Circle Decarbonize Technology Limited

Unit 1809, Prosperity Place

6 Shing Yip Street

Kwun Tong

Kowloon

Hong Kong

Attn: The Board of Directors

Dear Sir/Madam,

Re:	Hong Kong Legal Opinion in relation to Green Circle Decarbonize Technology Limited

We are qualified lawyers of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and as such are qualified to issue this opinion (this “Opinion”) on the laws and regulations of Hong Kong effective as of the date hereof.

We were engaged (the “Engagement”) as Hong Kong counsel to Green Circle Decarbonize Technology Limited (the “Company”), a company incorporated as an exempted company under the laws of the Cayman Islands, and its subsidiary established in Hong Kong in connection with (a) the proposed initial public offering (the “Offering”) of certain number of units (“Units”) with each Unit consisting of (i) one ordinary share, par value $0.001 per share of the Company (“Share”) and (ii) one warrant (“Warrant”), each Warrant entitles the holder thereof to purchase one Share at an exercise price of $4.13, by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering; and (b) the Company’s proposal listing of the Ordinary Shares on the Nasdaq Capital Market.

A.	Assumptions

In rendering this Opinion, we have assumed without independent investigation that (the “Assumptions”):-

(i)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all documents (the “Documents”) submitted to us in relation to the Engagement as originals are authentic, and all documents submitted to us as certified or photostatic copies conform to the originals;

(ii)	each of the parties to the Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)	the Documents remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of such Documents after they were submitted to us for the purposes of this Opinion;

(iv)	the rights and obligations of the parties to any Document governed by any law other than the laws of Hong Kong are legal, valid, binding and enforceable in accordance with their terms under that governing law (as to which we express no opinion);

(v)	the laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(vi)	all factual statements made to us by the Company in connection with this Opinion are true, accurate, correct and complete.

B.	Searches

We have carried out or instructed an agent to carry out and relied on the following searches (the “Searches”):-

(i)	a search (the “Company Searches”) conducted on 20 December 2023 with the Companies Registry of Hong Kong in respect of the public records of the operating subsidiary, Boca International Limited, which is a limited liability company incorporated in Hong Kong (the “Operating Subsidiary”), as at that date;

(ii)	a search (the “Intellectual Property Searches”) conducted on 19 December 2023 with the Intellectual Property Department of Hong Kong in respect of the public records of the trademarks and patents ownership of the Company and its directors, and the Operating Subsidiary, at that date; and

(iii)	a search conducted by Central Business Information Limited (“CBI”) on 15 December 2023 on (a) the winding-up records from the Official Receiver’s Office of Hong Kong (“Winding-Up Searches”) against the Company and the Operating Subsidiary; (b) the litigation records of the Court of Final Appeal, the High Court of Hong Kong, District Court, Small Claims Tribunal, Lands Tribunal and Labour Tribunal of Hong Kong within the past 15 years for civil litigation records (“Civil Litigation Search”) against the Company and its directors, and the Operating Subsidiary; and (c) the criminal records in Court of Final Appeal, High Court, District Court, Eastern Magistrates’ Court, Kowloon City Magistrates’ Court, Kwun Tong Magistrates’ Court, West Kowloon Magistrates’ Court, Sha Tin Magistrates’ Court, Fanling Magistrates’ Court and Tuen Mun Magistrates’ Courts in Hong Kong within the past 15 years against the Company and its directors, and the Operating Subsidiary (the “Criminal Litigation Search”).

We have not made any other searches or enquiries.

C.	Opinions

Subject to the Assumptions, the Qualifications and the Searches set forth herein and subject to any matters not disclosed to us, and having regard to such considerations of the laws of Hong Kong in force as at the date of this Opinion as we consider relevant, we are of the Opinion that:-

(i)	the statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risks Factors”, “Our Business”, “Regulation”, “Taxation – Hong Kong Tax Considerations” and “Legal Matters” in each case insofar as such statements purport to describe or summarize the Hong Kong legal matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarize in all material respects the Hong Kong legal matters stated therein as at the date hereof; and

(ii)	nothing has been omitted from such description which would make the same misleading in any material aspect.

D.	Qualifications

Our opinion expressed above is subject to the following qualifications (“Qualifications”):-

(i)	our opinion is limited to the laws of Hong Kong of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Hong Kong. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than Hong Kong;

(ii)	the laws of Hong Kong referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect. Our opinion is given on the basis that we have no obligation to notify any addressee of this opinion of any change in Hong Kong laws or its application after the date of this opinion;

(iii)	our opinion is subject to (a) applicable bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium or similar laws in the Hong Kong affecting creditors’ rights generally; and (b) possible judicial or administrative actions or any Hong Kong laws affecting creditors’ rights;

(iv)	our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(v)	this Opinion is issued based on our understanding of the laws of Hong Kong that are currently in effect. For matters not explicitly provided under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

(vi)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and public searches conducted in Hong Kong;

(vii)	this Opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of the Opinion should not be read independently;

(viii)	as used in this Opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this Opinion;

(ix)	nothing in this Opinion shall be construed as an opinion that the Registration Statement complies with any legal or regulatory requirement as to its contents;

(x)	this Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This Opinion is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the Opinion; and

(xi)	the laws of Hong Kong in force as at 30 June 1997 will be applied in Hong Kong only insofar as they are not declared by the Standing Committee of the National People’s Congress (the “NPCSC”) of the PRC to contravene the Basic Law of Hong Kong. Whilst the Basic Law does not appear to us to contain any provisions which would be contravened by any rule of law in Hong Kong relevant to this Opinion, this is a matter ultimately for the determination of the NPCSC, and if any laws are subsequently declared by the NPCSC to be in contravention of the Basic Law then they must be amended or cease to have force in accordance with the procedure set out in the Basic Law.

This Opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fairbairn Catley Low & Kong
Fairbairn Catley Low & Kong

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